Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Aimee Punessen (615) 236-8329 Aimee.Punessen@franklinsynergy.com

Gregory E. Waldron Joins Franklin Financial Network Inc. Board of Directors

Franklin, Tenn., May 4, 2015– Franklin Financial Network Inc. (NYSE:FSB) announced today that, effective April 28, 2015, Gregory E. Waldron has been appointed to the Board of Directors. Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank.

Waldron is a partner and managing member of Waldron Enterprises, LLC, in Murfreesboro, Tennessee. Waldron Enterprises is a residential construction and apartment management firm. In addition, the company focuses on land acquisition and residential as well as commercial lot development. Waldron holds a State of Tennessee Contractors License; Residential, Commercial and Industrial Certifications.

Waldron was an organizer and served on the Board of Directors of MidSouth Bank in Murfreesboro, Tennessee from 2003 to 2014, serving as Vice Chairman from 2012 to 2014. Franklin Synergy Bank acquired MidSouth Bank in July 2014. He served on the Board of Directors at Trans Financial Bank of Tennessee from 1997 to 1999 and on the Community Board at Cavalry Banking from 2000 to 2003.

In addition, Waldron previously served on the Board of Directors of Rutherford County Homebuilders Association, and at Middle Tennessee Christian School (MTCS), a private, pre-kindergarten through grade 12 school in Murfreesboro, Tennessee. He was Vice Chairman at MTCS from 2006 to 2007. Waldron earned a Bachelor of Science in Engineering Science from Lipscomb University in Nashville, Tennessee. He currently serves as an elder at Lascassas Church of Christ in Lascassas, Tennessee.

“We are delighted to add Greg to our diverse Board of Directors,” noted Richard Herrington, Chairman and CEO of Franklin Financial Network, Inc. “He brings a specific and unique skill set, as well as deep roots in the Rutherford County market. Greg has every quality we look for in a Director and we are very fortunate that he has agreed to serve.”

“I am honored to be asked to join the Board of Directors of Franklin Financial Network, Inc., and I look forward to being part of the bank’s continued growth and success,” stated Waldron. “The bank’s recent Initial public offering and New York Stock Exchange listing, as well as the 2014 acquisition of MidSouth Bank, provide momentum and a growth trajectory. It’s an exciting time to be part of this team.”

About Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties. The bank provides deposit and loan products, treasury management and wealth management services for consumers and businesses. A strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs. In July 2014, Franklin Synergy Bank acquired Rutherford County’s MidSouth Bank.

In March 2015, Franklin Financial Network, Inc. completed an Initial Public Offering (IPO), listing common shares on the New York Stock Exchange under the symbol “FSB”.

Recent FDIC deposit share of market data shows that Franklin Synergy Bank has grown to the deposit market share leader doing business in Williamson County.

Additional information about Franklin Synergy is available at the bank’s website: www.franklinsynergybank.com.